THORNBURG INVESTMENT TRUST 485APOS

Exhibit 99.(a)(41)

THORNBURG INVESTMENT TRUST

FORTY-FIRST AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS FORTY-FIRST AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, Lisa Black, Sally Corning, Susan H. Dubin, David L. Gardner, Brian J. McMahon, Patrick J. Talamantes, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Thornburg Investment Trust (the “Trust”) was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987 (the “Declaration of Trust”). Section 3.1 of the Declaration of Trust permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendment to the Declaration of Trust.

Creation of New Series

The Trustees establish two new series of shares designated “Thornburg Investment Grade Bond Managed Account Fund” and “Thornburg High Income Bond Managed Account Fund,” respectively, effective December 11, 2024. Each of those new series will have the relative rights and preferences described in Section 3.2 of the Declaration of Trust.

The Trustees effect this amendment as of December 11, 2024 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ Brian J. McMahon
Garrett Thornburg	Brian J. McMahon

/s/ Lisa Black	/s/ Patrick J. Talamantes
Lisa Black	Patrick J. Talamantes

/s/ Sally Corning	/s/ Owen D. Van Essen
Sally Corning	Owen D. Van Essen

/s/ Susan H. Dubin	/s/ James W. Weyhrauch
Susan H. Dubin	James W. Weyhrauch

/s/ David L. Gardner
David L. Gardner

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